News Release

Tutor Perini Reports Third Quarter Results

•	Cash flow from operations of $89.6 million; strongest quarterly result since Q4 2011
•	Improved quarterly operating performance in all segments
•	Strong operating margins in the Civil and Building segments

LOS ANGELES – (BUSINESS WIRE) – November 2, 2016 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the three and nine months ended September 30, 2016. Revenue for the third quarter and first nine months of 2016 was $1.3 billion and $3.7 billion, respectively, consistent with the revenue for the same periods last year. Income from construction operations increased to $60.9 million and $149.9 million, respectively, for the third quarter and first nine months of 2016, compared to $39.0 million and $89.9 million for the comparable periods of the prior year. Net income for the third quarter and first nine months of 2016 increased to $28.8 million, or $0.57 per diluted share, and $65.6 million, or $1.32 per diluted share, respectively, compared to $19.7 million, or $0.40 per diluted share, and $36.6 million, or $0.74 per diluted share, for the 2015 periods. Income from construction operations and net income in both of the prior year periods were impacted by a $23.9 million pre-tax ($13.8 million after tax) legacy litigation-related charge in the Civil segment. Income from construction operations and net income for the first nine months of 2015 were also impacted by $21.4 million of unfavorable pre-tax adjustments ($12.6 million after tax) in the Building segment related to the estimated cost to complete an office building project in New York.

The increase in both income from construction operations and net income for the third quarter of 2016 was due to improved operating performance in all segments and lower corporate general and administrative expenses. The improvement in both income from construction operations and net income for the first nine months of 2016 was driven by improved performance in the Civil and Building segments, along with reduced corporate general and administrative expenses. The prior year periods were negatively impacted by the aforementioned charge and adjustments. The increase in diluted earnings per share (EPS) for the third quarter and first nine months of 2016 was partially offset by $0.04 and $0.08 per share, respectively, of non-cash interest expense, primarily related to transaction costs and amortization expense associated with the Company’s two credit facility amendments and convertible notes issuance earlier in the year.

The Company generated $89.6 million of operating cash in the third quarter of 2016, which was its best quarter of operating cash flow since the fourth quarter of 2011 and well in excess of net income for both the quarter and year-to-date periods. The Company expects that cash generation will continue to be strong in the fourth quarter of 2016 and that cash flow from operations will exceed net income for the year.

The Company made significant progress in the third quarter of 2016 by reducing $36.7 million of unapproved change orders. This reduction was offset by a slight increase in claims, which resulted from costs incurred on open claim positions still being negotiated, and an increase of $37.2 million in other unbilled costs associated with the timing of project billing cycles and the achievement of certain contractual requirements. As a result, total unbilled costs increased modestly by $8.8 million in the third quarter of 2016 compared to the second quarter of 2016. The

Company still expects continued progress in reducing unbilled costs over the next several quarters, which should contribute to substantial cash generation in the fourth quarter of 2016 and throughout 2017.

Backlog as of September 30, 2016 was $6.7 billion compared to $7.5 billion as of December 31, 2015. New awards and adjustments to contracts in process during the third quarter and first nine months of 2016 were $0.8 billion and $3.0 billion, respectively, compared to $1.1 billion and $3.4 billion for the same periods last year. The Civil and Building segments were the major contributors to new award activity in the first nine months of 2016 and are expected to continue to drive backlog in 2017.

“Our third quarter results reflect solid operating performance in line with our expectations. Importantly, we have made substantial progress in cash collections,” commented Ronald Tutor, Chairman and Chief Executive Officer. Tutor continued, “All three segments delivered improved quarterly profits compared to last year, with the Civil segment contributing a dominant share of operating income, as usual. The Civil and Building segments each delivered strong operating margins for the quarter.”

Outlook and Guidance

Based on the Company’s results to date and the current backlog and market outlook, the Company is narrowing its guidance for 2016, with revenue now expected in the range of $5.1 billion to $5.2 billion and diluted EPS now expected to be between $1.90 and $2.00. The primary reason for the narrowed EPS guidance is the anticipated full-year impact of approximately $0.13 per diluted share associated with 2016 refinancing efforts.

Third Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, November 2, 2016, to discuss the third quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit the Company's website at least fifteen minutes prior to the start of the call to register and to download and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC). We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release, including those set forth in the section “Outlook and Guidance,” that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to win new contracts and convert backlog into revenue; the Company's ability to successfully and timely complete construction projects; increased competition and failure to secure new contracts; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings and the timing of related collections; the potential delay, suspension, termination or reduction in scope of construction projects; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the availability of borrowed funds on terms acceptable to the Company; failure to meet our obligations under our debt agreements; the ability to retain certain members of management; the ability to obtain surety bonds to secure the Company’s performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; failure to comply with laws and regulations related to government contracts; actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; impairments of our goodwill or other indefinite-lived intangible assets; possible systems and information technology disruptions; the impact of inclement weather conditions on projects; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 29, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2016	2015	2016	2015

Revenue	$1,332,978	$1,340,739	$3,726,477	$3,719,642

Cost of operations	(1,208,310)	(1,240,538)	(3,386,947)	(3,430,062)

Gross profit	124,668	100,201	339,530	289,580

General and administrative expenses	(63,749)	(61,227)	(189,660)	(199,641)

INCOME FROM CONSTRUCTION OPERATIONS	60,919	38,974	149,870	89,939

Other income, net	2,048	6,195	5,214	6,098
Interest expense	(15,041)	(11,214)	(44,655)	(33,885)

Income before income taxes	47,926	33,955	110,429	62,152

Provision for income taxes	(19,125)	(14,278)	(44,868)	(25,572)

NET INCOME	$28,801	$19,677	$65,561	$36,580

BASIC EARNINGS PER COMMON SHARE	$0.59	$0.40	$1.33	$0.75

DILUTED EARNINGS PER COMMON SHARE	$0.57	$0.40	$1.32	$0.74

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	49,185	49,070	49,132	48,951
DILUTED	50,100	49,775	49,649	49,718

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
			Specialty				Consolidated
(in thousands)	Civil	Building	Contractors	Total	Corporate		Total
Three Months Ended September 30, 2016
Total revenue	$506,100	$560,795	$331,613	$1,398,508	$—		$1,398,508
Elimination of intersegment revenue	(47,277)	(18,253)	—	(65,530)	—		(65,530)
Revenue from external customers	$458,823	$542,542	$331,613	$1,332,978	$—		$1,332,978
Income from construction operations	$50,307	$13,296	$11,084	$74,687	$(13,768)	(a)	$60,919

Three Months Ended September 30, 2015
Total revenue	$604,317	$506,259	$325,365	$1,435,941	$—		$1,435,941
Elimination of intersegment revenue	(64,067)	(31,135)	—	(95,202)	—		(95,202)
Revenue from external customers	$540,250	$475,124	$325,365	$1,340,739	$—		$1,340,739
Income from construction operations	$43,183	$6,763	$4,741	$54,687	$(15,713)	(a)	$38,974

	Reportable Segments
			Specialty				Consolidated
(in thousands)	Civil	Building	Contractors	Total	Corporate		Total
Nine Months Ended September 30, 2016
Total revenue	$1,378,531	$1,594,946	$932,288	$3,905,765	$—		$3,905,765
Elimination of intersegment revenue	(118,143)	(61,145)	—	(179,288)	—		(179,288)
Revenue from external customers	$1,260,388	$1,533,801	$932,288	$3,726,477	$—		$3,726,477
Income from construction operations	$129,028	$38,969	$25,910	$193,907	$(44,037)	(a)	$149,870

Nine Months Ended September 30, 2015
Total revenue	$1,570,553	$1,394,568	$945,181	$3,910,302	$—		$3,910,302
Elimination of intersegment revenue	(121,449)	(69,211)	—	(190,660)	—		(190,660)
Revenue from external customers	$1,449,104	$1,325,357	$945,181	$3,719,642	$—		$3,719,642
Income from construction operations	$120,106	$(8,107)	$29,008	$141,007	$(51,068)	(a)	$89,939

(a) Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except share and per share amounts)	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$170,744	$75,452
Restricted cash	48,725	45,853
Accounts receivable, including retainage	1,718,685	1,473,615
Costs and estimated earnings in excess of billings	820,243	905,175
Deferred income taxes	26,029	26,306
Other current assets	65,511	108,844
Total current assets	2,849,937	2,635,245

Property and equipment, net	492,328	523,525

Goodwill	585,006	585,006
Intangible assets, net	93,883	96,540
Other	199,812	196,361
Total assets	$4,220,966	$4,036,677

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$108,897	$88,917
Accounts payable, including retainage	949,648	937,464
Billings in excess of costs and estimated earnings	334,055	288,311
Accrued expenses and other current liabilities	209,343	159,016
Total current liabilities	1,601,943	1,473,708

Long-term debt, less current maturities	684,202	728,767
Deferred income taxes	283,811	273,310
Other long-term liabilities	126,966	140,665
Total liabilities	2,696,922	2,616,450

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock - authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock - authorized 75,000,000 shares ($1 par value), issued and outstanding 49,202,055 and 49,072,710 shares	49,202	49,073
Additional paid-in capital	1,072,811	1,035,516
Retained earnings	443,364	377,803
Accumulated other comprehensive loss	(41,333)	(42,165)
Total stockholders' equity	1,524,044	1,420,227

Total liabilities and stockholders' equity	$4,220,966	$4,036,677

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended September 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$65,561	$36,580
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	47,295	30,959
Share-based compensation expense	10,109	17,064
Excess income tax benefit from share-based compensation	(10)	(186)
Change in debt discount and deferred debt issuance costs	7,124	1,569
Deferred income taxes	(8,636)	6,366
(Gain) loss on sale of property and equipment	300	(821)
Other long-term liabilities	(8,555)	(1,379)
Other non-cash items	(353)	(5,692)
Changes in other components of working capital	(18,669)	(63,786)
NET CASH PROVIDED BY OPERATING ACTIVITIES	94,166	20,674

Cash flows from investing activities:
Acquisition of property and equipment excluding financed purchases	(10,273)	(33,365)
Proceeds from sale of property and equipment	1,139	2,220
Change in restricted cash	(2,872)	5,798
NET CASH USED IN INVESTING ACTIVITIES	(12,006)	(25,347)

Cash flows from financing activities:
Proceeds from issuance of Convertible Notes	200,000	—
Proceeds from debt	1,003,092	672,719
Repayment of debt	(1,174,679)	(706,113)
Excess income tax benefit from share-based compensation	10	186
Issuance of common stock and effect of cashless exercise	(423)	(808)
Debt issuance costs	(14,868)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	13,132	(34,016)

Net increase in cash and cash equivalents	95,292	(38,689)
Cash and cash equivalents at beginning of year	75,452	135,583
Cash and cash equivalents at end of period	$170,744	$96,894

Tutor Perini Corporation
Backlog Information
Unaudited

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Three Months Ended	Three Months Ended	Backlog at
(in millions)	June 30, 2016	September 30, 2016(a)	September 30, 2016	September 30, 2016
Civil	$2,973.9	$284.3	$(458.8)	$2,799.4
Building	2,501.4	269.5	(542.5)	2,228.4
Specialty Contractors	1,794.2	205.9	(331.6)	1,668.5
Total	$7,269.5	$759.7	$(1,332.9)	$6,696.3

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Nine Months Ended	Nine Months Ended	Backlog at
(in millions)	December 31, 2015	September 30, 2016(a)	September 30, 2016	September 30, 2016
Civil	$2,743.7	$1,316.1	$(1,260.4)	$2,799.4
Building	2,780.4	981.8	(1,533.8)	2,228.4
Specialty Contractors	1,941.0	659.8	(932.3)	1,668.5
Total	$7,465.1	$2,957.7	$(3,726.5)	$6,696.3

(a) New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.